Exhibit 2: Consolidated Income Statement
(Six Months Ended June 30)

	Ch$ millions			US$ millions (1)
	YTD June 03	YTD June 04	% Change	YTD June 03	YTD June 04	% Change

Revenues	125.145	161.119	28,7%	179,0	253,2	41,5%
COGS	(108.396)	(135.671)	25,2%	(155,0)	(213,2)	37,5%
Gross Income	16.750	25.449	51,9%	24,0	40,0	66,9%
Gross Margin	13,4%	15,8%	-	13,4%	15,8%	-
SG&A	(11.154)	(11.354)	1,8%	(16,0)	(17,8)	11,8%
% sales	8,9%	7,0%	-	8,9%	7,0%	-
Operating Income	5.596	14.095	151,9%	8,0	22,2	176,8%
Operating Margin	4,5%	8,7%	-	4,5%	8,7%	-
Financial Income	609	683	12,1%	0,9	1,1	23,2%
Equity in Earning (Losses) of Related Companies	14	(19)	N/A	0,0	(0,0)	N/A
Other non-Operating Income	342	319	-6,9%	0,5	0,5	2,3%
Financial Expenses	(7.547)	(5.385)	-28,6%	(10,8)	(8,5)	-21,6%
Positive Goodwill Amortization	(1.120)	(985)	-12,1%	(1,6)	(1,5)	-3,4%
Other non-Operating Expenses	(1.998)	(1.378)	-31,1%	(2,9)	(2,2)	-24,2%
Price-level Restatement	(517)	(1.698)	228,6%	(0,7)	(2,7)	261,1%
Non-Operating Results	(10.217)	(8.463)	-17,2%	(14,6)	(13,3)	-9,0%
Income (Loss) Before Income Taxes	(4.622)	5.632	N/A	(6,6)	8,9	N/A
Income Tax	(519)	(540)	4,1%	(0,7)	(0,8)	14,4%
Extraordinary Items	-	-	N/A	0,0	0,0	N/A
Minority Interest	28	(360)	N/A	0,0	(0,6)	N/A
Negative Goodwill Amortization	3	-	N/A	0,0	0,0	N/A
Net Income (Loss)	(5.110)	4.732	N/A	(7,3)	7,4	N/A

1 Exchange rate on June 2004 US$1.00 = 636,3
Exchange rate on June 2003 US$1.00 = 699,12

Última actualización 13/08/2004